UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.     )

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        (as permitted by Rule 14a-6(e)(2))
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Annaly Capital Management, Inc.
(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 1, 2011

Dear Stockholder,

As a reminder, please be advised that the 2011 Annual Meeting of Stockholders has been adjourned to June 23, 2011 at 10:00 am, at the New York Marriott Marquis, 1535 Broadway, New York, New York 10036, with respect to Proposal No. 2 (the “Proposal”), a proposal to amend our charter to increase the number of authorized shares of capital stock from 1,000,000,000 shares to 2,000,000,000 shares.  Stockholders are urged to read the description of the Proposal in the proxy statement, filed with the Securities and Exchange Commission on April 11, 2011, as well as the additional information regarding the Proposal set forth below.

The meeting was adjourned to allow additional time to solicit proxies from our stockholders on the Proposal.  Stockholders have thus far strongly supported the Proposal.  At the time of the meeting, approximately 70% of the shares that had been voted on the Proposal had been voted in its favor.  However, the favorable votes were less than the absolute majority of all outstanding shares needed for approval.  We have determined that we will classify the additional 1,000,000,000 shares as “Common Stock” and not reclassify such shares as preferred stock in accordance with Maryland law.  Thus, to the extent these additional shares are issued by us, they will be issued only as shares of Common Stock.  As stated in the proxy statement, while we presently have no immediate plans to issue additional shares of capital stock, we opportunistically raise additional capital from time to time, based upon market conditions, in order to meet our business objectives.   There are no other changes to the description of the Proposal as described in the proxy statement.

Due to our determination that we will only issue any of the additional 1,000,000,000 shares as Common Stock, the Proposal is now considered a routine voting matter under the rules of the New York Stock Exchange.  Therefore, discretionary voting by a bank, broker, or other holder of record without instructions from the beneficial owner is permitted with respect to this Proposal under the rules of the New York Stock Exchange.

Your vote is important regardless of the number of shares you own.  If you have not already voted on the Proposal, please save your Company the expense of additional solicitation efforts by voting your shares today.  A fuller description of the Proposal is contained in the proxy statement dated April 8, 2011 which is available at www.proxyvote.com.  You may view and download the proxy materials, including the proxy card, at www.proxyvote.com.  You may request a paper or e-mail copy of these materials by following the instructions contained in the “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 26, 2011” that you received on or about April 8, 2011 (the “Notice”).  You may vote on the Proposal, or change your vote, by internet, by mail or in person, all as described in the Notice.  Please vote as soon as possible.  The Company’s Board has unanimously recommended that stockholders vote FOR Proposal 2.

We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in the solicitation of proxies for the Proposal.  We will pay Innisfree a fee of $10,000 for its services.  In addition, we may pay Innisfree additional fees depending on the extent of additional services requested by us and will reimburse Innisfree for expenses Innisfree incurs in connection with its engagement by us.  Other than the fees paid to Innisfree, we will pay the cost of soliciting proxies.

Sincerely,
R. Nicholas Singh
Secretary

 REMEMBER:
You can vote your shares by telephone, or via the Internet.
Please follow the easy instructions on the enclosed card.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED
TOLL-FREE, at 1 888-750-5834